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                                EXHIBIT 99(A)



                    Union Planters Corporation Press Release
            dated January 16, 1997, announcing operating results for
              the three and twelve months ended December 31, 1996





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                      [LOGO UNION PLANTERS CORPORATION
                                NEWS RELEASE]


JANUARY 16, 1997


             UNION PLANTERS CORPORATION REPORTS 1996 NET INCOME

           OF $134 MILLION AND RAISES COMMON STOCK DIVIDEND 18.5%


1996 ANNUAL RESULTS

         Memphis, Tennessee -- Union Planters Corporation reported today 1996 annual net earnings of $133.7 million, or $1.92 per fully diluted common share, compared to net earnings of $172.8 million, or $2.64 per fully diluted common share in 1995. For the fourth quarter of 1996, net earnings were $11.4 million, or $.15 per fully diluted common share, compared to $35.3 million, or $.53 per fully diluted common share, for the fourth quarter of 1995. Results for 1996 were reduced by merger-related and other charges of approximately $66 million after taxes.

         The reported results reflect the acquisitions of five financial institutions in the fourth quarter, including Memphis-based Leader Financial Corporation (Leader Federal), which increased total assets approximately $4.2 billion. Results for prior years have been restated for the Leader Federal acquisition.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "Nineteen ninety-six was a very significant year for Union Planters strategically. Our acquisition program brought us a total of eleven separate banks, all of them classic in-market mergers significantly increasing our market share in Memphis, and a number of other markets throughout the region and for the first time ranking the Corporation among the nation's 50 largest bank holding companies. Now we have the significant charges behind us, sound loan loss reserves and one of the strongest capital bases in the country with an 8.89% shareholders' equity to total assets ratio and a 9.61% leverage ratio."


                                   -More-


   Corporate Headquarters: Union Planters Corporation, 7130 Goodlett Farms
                         Parkway, Cordova, TN 38018
  Telephone (901) 383-2892 - Fax (901) 383-2964 - NYSE Trading Symbol: UPC


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         Union Planters Corporation, the largest bank holding company headquartered in Tennessee, ended the year with total assets of $15.2 billion, an increase of 35% over the originally reported 1995 total assets of $11.3 billion. At December 31, 1996, total loans were $10.4 billion, total deposits were $11.5 billion and total shareholders' equity was $1.4 billion, the highest level in the Corporation's history.

         The items impacting 1996 results (net of taxes) primarily include the following: (i) one-time regulatory assessments of approximately $14 million related to the recapitalization of the Savings Association Insurance Fund; (ii) charges for merger-related employment matters of approximately $12 million;
(iii) provisions for losses on the servicing of FHA/VA government insured/guaranteed loans of approximately $12 million; (iv) write-offs of intangibles of approximately $13 million; (v) write-downs of buildings, property, and equipment of approximately $9 million; and (vi) professional fees of approximately $5 million incurred in connection with the acquisitions.

         Net interest income for the fourth quarter of 1996 and the year was $154.8 million and $606.0 million, respectively. This represented increases of 12% and 13%, respectively, over the same periods in 1995. The increase is attributable to growth of average earning assets which increased 11.6% for the year to $14.1 billion. For the fourth quarter of 1996, average earning assets were $14.2 billion compared to $13.0 billion for the same period in 1995, a 9% increase. The net interest margin for the fourth quarter of 1996 and the year was 4.44% and 4.41%, respectively, compared to 4.35% and 4.38%, respectively, in 1995.

         Investment securities gains for the year of approximately $4 million resulted from the fourth quarter sale of approximately $760 million U.S. government agency securities and long-term mortgage backed securities to reduce interest-rate risk and pay off short-term wholesale





                                     -More-
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borrowings. Also, during the quarter the Corporation terminated $470 million of interest-rate swap agreements.

     The provision for losses on loans for 1996 was $57.4 million compared to $27.4 million for 1995. For the fourth quarter of 1996, the provision for losses on loans was $15.7 million compared to $13.6 million for the same period in 1995. The increase in the provision relates to the acquisitions and the level of charge-offs in the credit card portfolio which has been adversely impacted by a record level of bankruptcies. At December 31, 1996, the allowance for losses on loans was $166.9 million, or 1.86% of loans (excluding FHA/VA government insured/guaranteed loans) and 253% of nonperforming loans. Nonperforming assets at December 31, 1996 were $82.4 million, or .92% of loans (excluding FHA/VA government insured/guaranteed loans) and foreclosed properties. This compares to $54.6 million, or .67% of loans and foreclosed properties at December 31, 1995.

        Noninterest income for the fourth quarter of 1996 and for the year was $59.6 million and $226.3 million, respectively. This compares to $55.1 million and $203.4 million, respectively, in 1995. Noninterest expense for the fourth quarter of 1996 and for the year was $181.2 million and $570.6 million, respectively, compared to $125.1 million and $452.6 million, respectively, in 1995. Both of these categories were impacted by the items discussed above.

INCREASE IN THE QUARTERLY DIVIDEND

     The Board of Directors today declared a quarterly dividend of $.32 per share ($1.28 per share on an annual basis) on Union Planters Corporation Common Stock, an 18.5% increase over the previous quarterly dividend of $.27 per share. Benjamin W. Rawlins, Jr. said, "We are very pleased to report this increased dividend which reflects our confidence in our core earnings as we begin 1997." Additionally, the Board of Directors declared a quarterly dividend of $.50 per share on Union





                                     -More-
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Planters Corporation 8% Series E Preferred Stock.  The dividends are payable
February 17, 1997 to shareholders of record on February 3, 1997.
         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 38 banking subsidiaries and 444 banking locations in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky.
                                     -o0o-

FOR ADDITIONAL INFORMATION:

         JACK W. PARKER, CFO
         (901) 580-6781


                    [Two Page Financial Attachment Follows]





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                          UNION PLANTERS CORPORATION
                       FINANCIAL HIGHLIGHTS (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED                    YEAR ENDED
                                                              DECEMBER 31,                      DECEMBER 31,
                                                          1996            1995            1996                1995
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
INCOME STATEMENT AMOUNTS
  Net interest income
   Actual                                               $154,759       $ 138,161        $   605,962       $    535,997
   Taxable-equivalent basis                              158,674         142,698            622,741            553,569
  Provision for losses on loans                           15,656          13,619             57,395             27,381
  Noninterest income
   Investment securities gains                             4,310             890              4,081                409
   Other                                                  55,333          54,189            222,250            203,014
  Noninterest expense                                    181,209         125,129            570,634            452,635
  Earnings before income taxes                            17,537          54,492            204,264            259,404
  Applicable income taxes                                  6,187          19,157             70,526             86,648
  NET EARNINGS                                            11,350          35,335            133,738            172,756

  NET EARNINGS APPLICABLE TO COMMON SHARES                 9,690          33,158            126,794            164,144
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PER COMMON SHARE DATA
  Net earnings
    - primary                                           $    .15       $     .55        $      1.95       $       2.72
    - fully diluted                                          .15             .53               1.92               2.64
  Cash dividends                                             .27             .25               1.08                .98
  Book value                                                                                  19.55              18.52
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BALANCES AT END OF PERIOD
  Total loans, net of unearned income                                                   $10,434,070       $  9,041,059
    FHA/VA government insured/guaranteed loans                                            1,477,459            916,681
  Allowance for losses on loans                                                             166,853            156,388
  Nonperforming assets
    Nonaccrual loans                                                                         63,346             43,299
    Restructured loans                                                                        2,546              2,135
    Foreclosed properties                                                                    16,520              9,195
  Loans 90 days past due                                                                     22,707             18,609
  FHA/VA government insured/guaranteed loans 90 days
    past due                                                                                709,424            534,633
  Investment securities
    Held to maturity  -  Amortized cost                                                           -            186,269
                      -  Fair value                                                               -            188,433
    Available for sale - Amortized cost                                                   2,916,051          3,336,390
                       - Fair value                                                       2,956,234          3,386,785
                       - Unrealized gain, net of taxes                                       24,592             31,068
  Total assets                                                                           15,222,563         14,383,222
  Total deposits                                                                         11,490,262         11,074,722
  Total shareholders' equity                                                              1,352,874          1,213,162
  Total common equity                                                                     1,269,065          1,121,352
  Tier 1 capital                                                                          1,480,312          1,134,032
----------------------------------------------------------------------------------------------------------------------





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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED                    YEAR ENDED
                                                             DECEMBER 31,                     DECEMBER 31,
                                                       1996              1995            1996            1995
-----------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
  Loans, net of unearned income                    $ 10,396,888     $   9,031,301    $  9,894,427    $  8,874,417
  Investment securities                               3,475,131         3,347,064       3,823,097       3,280,412
  Earning assets                                     14,204,555        13,020,229      14,116,529      12,646,251
  Total assets                                       15,448,002        14,078,739      15,274,782      13,661,748
  Total deposits                                     11,522,402        11,030,359      11,532,415      10,855,229
  Interest-bearing liabilities                       12,098,858        11,108,617      12,046,076      10,826,640
  Demand deposits                                     1,768,212         1,540,980       1,632,648       1,519,185
  Shareholders' equity                                1,328,730         1,157,752       1,283,575       1,119,232
  Common equity                                       1,244,348         1,052,442       1,195,584       1,015,935
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OTHER SUPPLEMENTAL INFORMATION
  Return on average assets                                  .29%             1.00%            .88%           1.26%
  Return on average common equity                          3.10             12.50           10.61           16.16
  Allowance for losses on loans to loans                                                     1.86            1.92
  Nonperforming loans to loans (1)                                                            .74             .56
  Nonperforming assets to loans and
    foreclosed properties (1)                                                                 .92             .67
  Net charge-offs of loans                         $     18,077     $      13,968    $     51,780 $        27,886
  Net charge-offs as a percentage of
    average loans                                           .69%              .61%            .52%            .31%
  Common shares outstanding (end of
    period, in thousands)                                                                  64,927          60,536
  Weighted average shares outstanding
    (in thousands)
      Primary                                            66,114            60,693          64,987          60,385
      Fully diluted                                      70,400            65,417          69,518          64,995
  Yield on a earning assets (taxable-equivalent
    basis)                                                 8.49%             8.52%           8.48%           8.45%
  Rate on interest-bearing liabilities                     4.75              4.89            4.77            4.76
  Interest rate spread (taxable-equivalent
    basis)                                                 3.74              3.63            3.71            3.69
  Net interest income as a percentage of
    average earning assets (taxable-equivalent
    basis)                                                 4.44              4.35            4.41            4.38
  Shareholders' equity to total assets                                                       8.89            8.44
  Leverage ratio                                                                             9.61            8.08

(1) Excludes FHA/VA government insured/guaranteed loans
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